EXHIBIT 12
                              WHITMAN CORPORATION
         STATEMENT OF CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)


                                      Years Ended December 31,
                           ----------------------------------------------
                            1993      1992      1991      1990      1989
                           ------    ------    ------    ------    ------

Earnings:
Income from Continuing
Operations before Taxes   $ 212.2   $ 170.6   $ 161.7   $ (39.0)  $ 146.8
Fixed Charges Excluding
Capitalized Interest        105.9     106.9     138.2     168.1     166.1
                          -------   -------   -------   -------   -------
Income as Adjusted        $ 318.1   $ 277.5   $ 299.9   $ 129.1   $ 312.9
                          =======   =======   =======   =======   =======

Fixed Charges:
Interest Expense          $  96.2   $  97.7   $ 128.6   $ 158.7   $ 156.2
Portion of Rents
 Representative of
 Interest Factor              9.7       9.2       9.6       9.4       9.9
                          -------   -------   -------   -------   -------
Fixed Charges Excluding
 Capitalized Interest       105.9     106.9     138.2     168.1     166.1
Capitalized Interest          0.2       0.2       0.2       0.3       0.3
                          -------   -------   -------   -------   -------
Total Fixed Charges       $ 106.1   $ 107.1   $ 138.4   $ 168.4   $ 166.4
                          =======   =======   =======   =======   =======

Ratio of Earnings to
Fixed Charges                3.0x      2.6x      2.2x      0.8x      1.9x
                          =======   =======   =======   =======   =======
                                                           (1)


(1) In 1990, the ratio of earnings to fixed charges was less than one-to-one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.